EXHIBIT 99(a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                 (THE "SHARES")

                                       OF

                            FERROFLUIDICS CORPORATION

                                       BY

                           FERROTEC ACQUISITION, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF

                              FERROTEC CORPORATION

                                       AT

                               $6.50 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 23, 1999, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH WHEN ADDED TO THE SHARES ALREADY OWNED BY PURCHASER REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

         THE BOARD OF DIRECTORS OF FERROFLUIDICS CORPORATION UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF FERROFLUIDICS CORPORATION, AND RECOMMENDS THAT SUCH SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                    IMPORTANT

         Any shareholder desiring to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

         A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2.

         Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                             D. F. King & Co., Inc.

October 26, 1999

                                TABLE OF CONTENTS

                                                                                                               PAGE
INTRODUCTION.......................................................................................................
THE OFFER..........................................................................................................

         1.       Terms of the Offer...............................................................................
         2.       Procedure for Tendering Shares...................................................................
         3.       Withdrawal Rights................................................................................
         4.       Acceptance for Payment and Payment...............................................................
         5.       Certain Federal Income Tax Consequences..........................................................
         6.       Price Range of Shares; Dividends on the Shares...................................................
         7.       Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration;
                  Margin Regulations...............................................................................
         8.       Certain Information Concerning the Company.......................................................
         9.       Certain Information Concerning the Purchaser and Parent..........................................
         10.      Source and Amount of Funds.......................................................................
         11.      Background of the Offer; Contacts with the Company; the Merger Agreement ........................
         12.      Purpose of the Offer and the Merger; Plans for the Company; Other Matters........................
         13.      Dividends and Distributions......................................................................
         14.      Certain Conditions of the Offer..................................................................
         15.      Certain Legal Matters............................................................................
         16.      Fees and Expenses................................................................................
         17.      Miscellaneous....................................................................................

SCHEDULE I - Directors and Executive Officers of Parent and the Purchaser..........................................

To the Holders of Common Stock of Ferrofluidics Corporation:

                                  INTRODUCTION

         Ferrotec Acquisition, Inc., a Massachusetts corporation (the "Purchaser") and a wholly-owned subsidiary of Ferrotec Corporation, a Japanese corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.004 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights", and together with the Common Stock, the "Shares"), of Ferrofluidics Corporation, a Massachusetts corporation (the "Company"), at a price of $6.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

         Tendering shareholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will not pay such service fees. The Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company (the "Depositary") and D. F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See
Section 16.

         THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         Advest, Inc. ("Advest") has delivered to the Board its written opinion that the consideration to be received by the shareholders of the Company pursuant to each of the Offer and the Merger is fair to such shareholders from a financial point of view. A copy of the opinion of Advest is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders contemporaneously with this Offer to Purchase.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 20, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the Massachusetts Business Corporation Law (the "MBCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time will be canceled and converted automatically into the right to receive $6.50 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Offer Price"). The Merger Agreement is more fully described in Section 11.

         The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give the Purchaser representation on the Board equal to the product of (i) the total number of directors on the Board multiplied by (ii) the percentage that the aggregate number of Shares then beneficially owned by the Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding provided that there shall be at least two directors that are directors of the

Company as of the date of the Merger Agreement. In the Merger Agreement, the Company has agreed to take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both provided that the number of directors constituting the Company Board shall be no less than five.

         The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section
11. Under the Company's Restated Articles of Organization and the MBCL, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder.

         The Purchaser presently intends to seek to cause the Company to make an application for the termination of the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as possible after the purchase of all validly tendered Shares pursuant to the Offer if the requirements for termination of registration are met. See Section 7.

         The Minimum Condition requires that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer represent at least a majority of the Shares outstanding on a fully diluted basis. According to the Company, as of October 20, 1999, there were 5,574,177 Shares issued and outstanding, and there were outstanding options to purchase an aggregate of 428,330 Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Purchaser, issue any additional Shares (except on the exercise of outstanding options and as otherwise permitted under the Merger Agreement). Based on the foregoing and assuming that all outstanding options are exercised, the Minimum Condition will be satisfied if 3,007,256 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. If the Minimum Condition is satisfied, Purchaser would be able to effect the Merger without the affirmative vote of any other shareholder of the Company.

         On August 3, 1994, the Board adopted a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan provides that one Right will attach to each outstanding Share. The purchase price payable upon exercise of a Right is $25.00, subject to adjustment. The distribution was payable to the shareholders of record at the close of business on August 19, 1994 (the "Record Date") and with respect to all Common Stock issued after the Record Date and prior to certain events set forth in the Rights Plan. The description of the Rights Plan and terms of the Rights are set forth in a Shareholder Rights Agreement, dated as of August 3, 1994 (the "Rights Agreement"), by and between the Company and American Stock Transfer and Trust Company, as Rights Agent. The Rights become exercisable if (1) a person becomes a beneficial owner of 15% or more of the outstanding Common Stock; (2) a tender or exchange offer, the consummation of which would result in beneficial ownership by a person of 15% or more of such outstanding Common Stock, is commenced; or (3) a person becomes the beneficial owner of 10% or more of the outstanding Common Stock and the Board determines that such beneficial ownership is intended to cause, is reasonably likely to cause or will cause the Company to repurchase such person's Common Stock, or to cause the Company to take action or enter into a transaction or a series of transactions which would provide such person with short-term financial gain, or such beneficial ownership is causing, or is reasonably likely to cause, a material adverse impact on the business or prospects of the Company. Based on the information disclosed by the Company in connection with and prior to the Company entering the Merger Agreement, the Company has amended the Rights Agreement to provide that the execution of the Merger Agreement, the taking of any action by Parent, the Purchaser or any of their Affiliates or Associates in accordance with the terms of the Merger Agreement, and the consummation of the Merger will not cause (i) Parent, the Purchaser or any of their respective
Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless the Merger Agreement has been terminated in accordance with its terms, or (ii) a Distribution Date, a Stock Acquisition Date, a Section 11(a)(ii) Event or a Section 13 Event (as such terms are defined in the Rights Agreement) to occur.

         The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $ 38.8 million. The Purchaser will obtain such funds from Parent by means of capital contributions, loans or a combination thereof.

Parent plans to obtain the funds for such capital contributions or loans from cash on hand and borrowings under Parent's credit facilities. See Section 10.

         The information contained in this Offer to Purchase concerning the Company was supplied by the Company, and Parent and the Purchaser take no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and the Purchaser was supplied by Parent and the Purchaser, and the Company takes no responsibility for the accuracy of such information.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                    THE OFFER

1.       TERMS OF THE OFFER.

         Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, November 23, 1999, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section
14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended.

         Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to increase the Offer Price payable pursuant to the Offer and extend the Offer for any period required by any rule, regulation, interpretation or provision of the Commission or the staff thereof applicable to the Offer, and
(ii) to extend the Offer for a period of not more than 10 business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) of this sentence if there shall not have been validly tendered and not withdrawn pursuant to the Offer at least a majority of the then outstanding Shares and all other conditions to the Offer shall have been satisfied or waived. In addition, if on the initial Expiration Date any applicable waiting periods under the HSR Act have not expired, and all other conditions to the Offer have been satisfied or waived, Purchaser shall extend the Offer until such waiting period expires or terminates. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in
Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

         The Merger Agreement provides that, without the prior written consent of the Company, neither Parent nor the Purchaser will decrease the Offer Price, decrease the minimum number of Shares sought to be purchased pursuant to the Offer, amend the conditions described in Section 14, or impose additional conditions to the Offer.

         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view, an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

         The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.       PROCEDURE FOR TENDERING SHARES.

         VALID TENDER. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

         The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book- Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

         THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion, Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

         GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

                           (i) such tender is made by or through an Eligible Institution;

                           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

                           (iii)the certificates for all physically tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The New York Stock Exchange, Inc. is open for business.

         The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

         APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after October 26, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

         DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.       WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 24, 1999.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 any time on or prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.       ACCEPTANCE FOR PAYMENT AND PAYMENT.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a timely Book-Entry Confirmation with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

         If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates evidencing any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

         Subject to the terms of the Merger Agreement, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly-owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. Accordingly, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year at the date of sale or the Expiration Date (in the case of the Offer) or on the date of the Merger (in the case of the Merger), as the case may be. Capital gains recognized by an individual (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the tax treatment of a shareholder's capital losses.

         The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

6.       PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.

         The Shares are traded through the Nasdaq National Market under the symbol "FERO". The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share on the Nasdaq National Market as reported in the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1999.

                                                                                            HIGH                        LOW
                                                                                    --------------------       --------------------
Fiscal Year Ended June 27, 1998:

         First Quarter                                                              $       8.875              $       5.875
         Second Quarter............................................                         7.8125                     4.625
         Third Quarter.............................................                         6.4375                     4.625
         Fourth Quarter............................................                         5.6875                     3.125
Fiscal Year Ended July 3, 1999:

         First Quarter.............................................                 $       4.875              $       2.625
         Second Quarter ...........................................                         3.8125                     2.0
         Third Quarter.............................................                         3.1250                     2.50
         Fourth Quarter ...........................................                         4.5625                     2.50
Fiscal Year Ended July 1, 2000:

         First Quarter.............................................                 $       4.688              $       1.875
         Second Quarter (through October 25, 1999).................                 $      ______              $      ______

         On October 19, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing sales price per Share as reported on the Nasdaq National Market was $ 3.9375. On October 25, 1999, the last full trading day prior to the commencement of the Offer, the closing sales price per Share as reported on the Nasdaq National Market was $____.

SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

         The Company has never paid any dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Purchaser, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of its capital stock. See Section 11.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

         MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public.

         STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market. If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that prices or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

         MARGIN REGULATIONS. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

         EXCHANGE ACT REGISTRATION. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for continued inclusion in the Nasdaq National Market.

         If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.       CERTAIN INFORMATION CONCERNING THE COMPANY.

         Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither the Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Parent.

         GENERAL. Founded in 1968, the Company is engaged principally in developing, manufacturing and marketing ferrofluids and products based on or derived from its proprietary ferrofluid technology. Ferrofluids, the Company's core technology, are stable magnetic liquids that can be precisely positioned or controlled with a magnetic force. Ferrofluids consist of molecular-sized magnetic particles that are surface treated so that they can be dispersed in various fluids, usually a synthetic lubricating oil. Ferrofluids are designed to have a choice of properties such as viscosity, magnetic strength and vapor pressures to perform numerous specific functions such as sealing, sensing, lubricating, damping and heat transfer. The Company's corporate offices are located at 40 Simon Street, Nashua, New Hampshire, 03061 and its telephone number is (603) 883-9800.

         SELECTED FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1999 (the "Form 10-K"). More comprehensive financial information is included in the Form 10-K and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                            FERROFLUIDICS CORPORATION

               SELECTED SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      FISCAL YEAR ENDED
                                                             --------------------------------------------------------------------

                                                                 JULY 3,                  JUNE 27,                  JUNE 28,
                                                                   1999                     1998                      1997
                                                             ----------------        ------------------        ------------------
Income Statement Data:

      Net Sales                                                  $     35,323              $     52,700              $     67,785
      Net Sales from Continuing Operations                             23,143                    27,204                    23,856
      Income (Loss) from Continuing Operations                          (476)                     1,546                       260
      Income (Loss) from Discontinued Operations                        5,319                   (5,018)                     1,412
      Net Income (Loss)                                                 4,843                   (3,472)                     1,672
      Basic Earnings (Loss) Per Share                                    0.79                    (0.56)                      0.27
      Weighted average shares outstanding                           6,137,192                 6,198,603                 6,116,176
      Dividends per Share                                                   0                         0                         0



                                                                JULY 3, 1999            JUNE 27, 1998            JUNE 28, 1997
                                                              ----------------       -------------------  --   ------------------
Balance Sheet Data:

      Working Capital                                         $         15,095       $             8,182       $           13,323
      Total Assets                                                      28,923                    44,019                   45,001
      Total Liabilities                                                  8,394                    25,818                   23,420
      Long-Term Debt                                                     5,000                     5,000                    5,000
      Shareholders' Equity                                              20,529                    18,201                   21,581

      The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such materials may be accessed electronically at the Commission's web site on the internet at www.sec.gov.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

      The Purchaser is a newly incorporated Massachusetts corporation organized by Parent in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at Sumitomo Bldg. #6, 5-24-8 Higashi Ueno, Taito-Ku, Tokyo 110-0015 Japan. Its telephone number is 03(3845) 1032. The Purchaser is a wholly owned subsidiary of Parent.

      Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

      Parent is a Japanese corporation. Its principal offices are located at Sumitomo Bldg. #6, 5-24-8 Higashi Ueno, Taito-Ku, Tokyo 110-0015 Japan. Its telephone number is 03(3845)1032.

      Founded in 1980, Parent manufactures and markets ferrofluids, components and products based on ferrofluid technology for the electronic industry, and thermoelectric modules. Two major products based on ferrofluid technology are computer seals utilized in hard disk drives and vacuum seals for the semiconductor industry. The thermo-modules are small, wafer like heat pumps which change temperature when charged with electricity. As the thermo-modules are easily controlled at a precise temperature, their main application is as semiconductor components.

      The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of the Purchaser and Parent and certain other information are set forth in Schedule I hereto.

      Except as described in this Offer to Purchase, (i) none of the Purchaser, Parent, nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser, Parent, or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Purchaser, Parent, nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

      Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of the Purchaser, Parent, nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since June 30, 1996, neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since June 30, 1996, there have been no contacts, negotiations or transactions between any of the Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

      SELECTED FINANCIAL INFORMATION. Because the only consideration in the Offer and the Merger is cash, there is no financing condition, and all Shares that are not tendered in the Offer will be purchased in the Merger, each of Parent and the Purchaser believes that the financial condition of Parent is not material to a decision by a holder of Shares whether to tender Shares pursuant to the Offer or hold Shares. Notwithstanding the foregoing, set forth below is certain summary selected consolidated financial information with respect to Parent. Parent publishes its financial statements in Japanese Yen in accordance with the laws and regulations of Japan. Such information is provided for supplemental information purposes only and is neither intended, nor required, to comply with the requirements of the Exchange Act.

                              FERROTEC CORPORATION

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (IN THOUSANDS OF YEN, EXCEPT PER SHARE DATA)

                    AT AND FOR THE FISCAL YEAR ENDED MARCH 31

                                                                  1999              1998                1997
                                                                  ----              ----                ----
Income Statement Data:

      Net Sales                                             (Y) 5,652,084    (Y) 5,045,365     (Y)  4,067,855
      Operating Income                                            383,454          454,426            321,489
      Income Before Income Taxes                                   81,541          624,086            297,767
      Net Income                                                (194,659)          314,631            122,968
      Net Income Per Share (Basic)                                (21.41)            34.70              14.14
      Net Income Per Share (Fully Diluted)                        (21.41)            34.19              13.83

Balance Sheet Data:

      Total Current Assets                                  (Y) 5,828,702    (Y) 4,484,298     (Y)  3,400,923
      Total Assets                                              9,893,118        7,187,847          5,869,791
      Total Current Liabilities                                 2,846,194        2,025,364          1,351,247
      Long-Term Liabilities                                     3,027,839          782,278            472,443
      Shareholders' Equity                                      4,011,314        4,275,049          4,043,306

Net Income per Share is computed based upon the weighted average number of shares of common stock outstanding during each fiscal year.

      1. Prior to April 1, 1998, the enterprise tax was included in selling, general and administrative expenses. Effective April 1, 1998, however, such enterprise tax is included in income taxes. The effect of this change was to increase income before income taxes for the year ended March 31, 1999, by (Y) 56,237.

      2. The excess of cost over net assets of subsidiaries acquired is amortized on a straight-line method basis over five years. Prior to April 1, 1998 such cost was shown after income before income taxes. Effective April 1, 1998, however, such cost is included in selling, general and administrative expenses. The effect of this change was to decrease income before income taxes for the year ended March 31, 1999, by (Y) 25,884.

    YEN EXCHANGE RATES PER U.S. DOLLAR                1999             1998             1997              1996
                                                  ------------      -----------      -----------      -------------
Fiscal Year end............................            118.92            132.90           123.82           106.46
Average....................................            127.97            122.75           112.52             96.4431
High ......................................            147.32            133.90           124.42           107.19
Low........................................            109.00            111.29           104.28             81.31


      The Yen exchange rate per U.S. Dollar was 105.26 on October 20, 1999.

      DIFFERENCES IN ACCOUNTING PRINCIPLES BETWEEN JAPAN AND THE UNITED STATES. The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP") in Japan and the format of such financial statements is in accordance with reporting practices in that country. Such accounting principles and reporting practices differ in certain respects from those prevailing in the United States. The principal differences, which management of Parent believes may have a material impact on Parent, are summarized below. Given the inherent differences between Japanese GAAP and U.S. GAAP, the financial statements presented under Japanese GAAP are not presented fairly, in all material respects, under U.S. GAAP. Parent has not quantified these differences, nor prepared consolidated financial statements under U.S. GAAP, nor undertaken a reconciliation of Japanese GAAP and U.S. GAAP financial statements. Had Parent undertaken any such quantification or preparation or reconciliation, other potentially significant accounting and disclosure differences might have come to its attention, which are not identified below. Accordingly, Parent can provide no assurance that the identified differences in the summary below represent all of the principal differences relating to Parent. Further, no attempt has been made to identify future differences between Japanese GAAP and U.S. GAAP as a result of prescribed changes in accounting standards. Regulatory bodies that promulgate Japanese GAAP and U.S. GAAP may have significant ongoing revisions or amendments that could affect future comparisons. Finally, no attempt has been made to identify all future differences between Japanese GAAP and U.S. GAAP that may affect financial statements as a result of transactions or events that may occur in the future. Although Japanese GAAP differs in certain significant respects from U.S. GAAP, Parent believes that the differences are not material to a decision by a holder of Shares whether to tender Shares pursuant to the Offer or hold Shares, because the Offer is for cash and any such difference would not affect the ability of the Purchaser to pay for the Shares to be acquired pursuant to the Offer.

         (i) Consolidation

         Under Japanese GAAP, the consolidation of subsidiaries is not required as long as the aggregate amounts of total assets, net sales, net income and retained earnings of the subsidiaries are not significant compared with those of the consolidated totals.

         Under U.S.  GAAP,  the existing  guidance of the  Financial  Accounting
         Standards Board ("FASB") on consolidation policy requires the consolidation of all entities in which the parent has a majority voting interest. Consolidation, however, is not required where control is expected to be temporary or does not rest with the owner of the majority interest.

         (ii) Tax-Allocation Accounting

         Under Japanese GAAP, income taxes are required to be accrued based on taxable income for the period, determined in accordance with the applicable tax laws. Tax effect accounting had not been generally permitted up to the fiscal year ended December 31, 1998. Due to the amendment of the Commercial Code of Japan and the Securities and Exchange Law of Japan, tax effect accounting is allowed for the financial years ended or ending on January 1, 1999 and thereafter.

         U.S. GAAP requires that deferred tax assets and liabilities be recognized with respect to the differences between the financial reporting and tax bases of such assets and liabilities, and be measured using the enacted tax rates and laws which will be in effect when the differences are expected to reverse.

         (iii) Foreign Currency Translation

         Under  Japanese  GAAP,   long-term   monetary  assets  and  liabilities
         denominated in foreign currencies are translated at the applicable historical exchange rates prevailing at the time of the transactions, and short-term monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at the balance sheet date, except for assets and liabilities hedged by forward exchange contracts which are translated at the respective contracted exchange rates.

         Under U.S. GAAP, monetary assets and liabilities denominated in foreign currencies, whether short-term or long-term, are translated at the exchange rate in effect at the balance sheet date.

         U.S. GAAP requires that gain or loss on a forward exchange contract intended as a hedge (other than a firm foreign currency commitment or a net investment in a foreign entity) be measured and included in income currently and the discount or premium be amortized to income over the life of the contract. If a forward contract is not intended as a hedge, the gain or loss together with the discount or premium is required to be included in income currently.

         (iv) Valuation of Securities

         Under Japanese GAAP, investments in listed securities (other than those in subsidiaries, which are carried at cost in the non-consolidated financial statements) can be valued at the lower of cost or market. However, if any significant impairment in the value of such investments in subsidiaries is deemed permanent, the appropriate write-down is required.

         Under U.S. GAAP, investments in marketable equity securities with readily determinable fair values and all investments in debt securities are classified into three categories (i.e., held-to-maturity, trading and available-for-sale) and are accounted for as follows:

         (1) Investments in debt securities classified as held-to-maturity are carried at amortized cost, and unrealized holding gains and losses are not reported in the financial statements until realized or until a decline in fair value below cost is deemed to be other-than-temporary.

         (2)      Investments   in  equity   securities   and  debt   securities
                  classified as trading are reported at fair value, with unrealized gains and losses included in earnings.

         (3) Investments in equity securities and debt securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income.

         (v) Pension Costs

         Under Japanese GAAP, the amount contributed to the pension fund is recognized as pension costs, when such contribution is made.

         Under U.S. GAAP, pension costs for financial reporting purposes are accrued based on a certain actuarial computation method consistently applied and may differ from the amount contributed to the pension fund.

         (vi) Stock Options

         Under Japanese GAAP, no accounting standards for compensation cost have been issued.

         Under U.S. GAAP, accounting for stock option plans is based either on FASB Statement No. 123 (FAS 123) or on APB Opinion No. 25 (APB 25). A Company that elects to apply the accounting provisions of APB 25 is required to disclose the difference between compensation cost measured by the method defined in FAS 123 and that measured by provisions of APB 25.

      TRANSACTIONS BETWEEN PARENT AND THE COMPANY. Parent beneficially owns 15,000 Shares representing .27% of the issued and outstanding Shares as of October 20, 1999 and Akira Yamamura, the President and Chief Executive Officer of Parent, individually beneficially owns 50 Shares.

      Parent is a successor to Nippon Ferrofluidics Corporation ("NFC"), which was a wholly owned subsidiary of the Company. In 1987, Parent acquired NFC from the Company.

      Parent and the Company have had a long-standing business relationship with each other. On May 2, 1983, the Company and NFC, then a wholly owned subsidiary of the Company, entered into a License Agreement whereby the Company licensed to NFC ferrofluid technology for a period of three years. On May 2, 1986, the license was extended for one year. In connection with Parent's acquisition of NFC in 1987, the Company and NFC, then a wholly owned subsidiary of Parent, entered into three separate agreements whereby the Company licensed ferrofluid technology and furnace technology to NFC and NFC licensed motor technology to the Company.

      In 1993, the Company and NFC entered into the Superseding 1993 Fluids License Agreement (the "1993 Agreement") that superseded and replaced all prior license agreements between the parties. Pursuant to the 1993 Agreement, all ferrofluid technology, with certain exceptions, owned by either party was licensed to the other party in perpetuity. At the time the 1993 Agreement was entered into, Parent made an up-front payment to the Company in the amount of
(Y)850 million, which is being amortized in equal installments during the term of the 1993

Agreement. During each of fiscal 1997 and 1998, Parent incurred (Yen) 68 million in royalty expense under the 1993 Agreement.

      In March 1998, Parent obtained certain U.S. patents relating to ferrofluids. On October 20, 1998, Parent and the Company entered into the 1998 Agreement Amending the Superseding 1993 Fluids License Agreement (the "1998 Agreement"). Pursuant to the 1998 Agreement, Parent granted to the Company the exclusive license to make, use, sell or otherwise distribute vacuum rotary feed through seals throughout the world other than in Asia. Pursuant to the 1998 Agreement, the Company ceased operations of its Japanese subsidiary whose operations related solely to these seals. Under the 1998 Agreement, the Company agreed to pay to Parent a 5% royalty on sales of vacuum rotary feed through seals or $50,000 per quarter, whichever is greater. The 1998 Agreement terminates on December 31, 2005, unless terminated sooner by mutual agreement of the parties. If terminated, the rights between the parties would revert back to the 1993 Agreement. The Company incurred $272,000 in royalty expense under the 1998 Agreement during fiscal 1999.

10.   SOURCE AND AMOUNT OF FUNDS.

      The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $38.8 million (the "Total Funds Amount"). The Purchaser currently plans to obtain all funds needed for the Offer through a combination of capital contributions, loans, or a combination thereof, which will be made by Parent to the Purchaser. Parent currently plans to finance funds required to effect such capital contributions and loans from (i) approximately $15 million of its available cash on hand, (ii) approximately $3.8 million from the proceeds of borrowings under Parent's existing and new unsecured short-term lines of credit; and (iii) approximately $20 million under new unsecured long-term credit facilities.

      Parent has commitments for the new short-term revolving credit facilities with several financial institutions. The new short-term credit facilities are in the aggregate amount of (Yen) 400 million ($3.8 million), will have terms of three to six months, and will bear interest at the short term prime rate or TIBOR (Tokyo Inter-Bank Rate) plus .125 - 1.625 percent.

      Additionally,  Parent has  commitments  for certain new  long-term  credit facilities with several financial institutions. The first long-term credit facility is in the amount of (Yen) 1,500 million ($14.3 million) and will have a term of six years. Loans under this facility will bear interest at either (i) the short-term prime rate plus one percent; or (ii) TIBOR plus two percent. The second long-term credit facility is in the amount of (Yen) 100 million ($1.0 million), will have a term of five years, and will bear interest at the short-term prime rate plus one half of one percent. The third long-term credit facility is in the amount of (Yen) 200 million ($2.0 million), will have a term of two years, and will bear interest at the long-term prime rate plus a margin that has not yet been determined. The final long-term credit facility is in the amount of (Yen) 300 ($2.9 million), will have a term of five years, and will bear interest at the long-term prime rate plus one tenth of one percent.

      It is anticipated that any borrowings under Parent's existing or new credit facilities will be repaid from internally generated funds, and/or public or private financings of Parent and the Company. The Offer is not conditioned on Parent obtaining financing.

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT.

BACKGROUND OF THE OFFER

      The following description was prepared by Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which the Purchaser, Parent, or their representatives did not participate.

      Management of the Company and Parent were generally familiar with each other as a result of the business relationships between the Company and Parent discussed above. In March 1997, Salvatore J. Vinciguerra, the then President and Chief Executive Officer of the Company, and Paul F. Avery, Jr., the then Chairman of the Company Board, visited Japan and met with Akira Yamamura, the President and Chief Executive Officer of Parent, to discuss a potential transaction between the companies. Messrs. Avery and Yamamura discussed in general terms the merits of combining the two companies and various alternative transaction structures, including the acquisition by Parent of the Company for cash or for stock of the Parent. Several weeks following this meeting, Messrs. Vinciguerra, Avery and Yamamura met in Boston to further discuss a potential transaction between the companies. However, the parties did not reach any agreements at this time and did not continue discussions following the Boston meeting.

      In June 1999, Parent retained The Bank of Tokyo-Mitsubishi, Limited ("BTM") and Knox & Co. ("Knox") to evaluate a potential acquisition of the Company as a part of Parent's global strategy. As a result of the evaluation by BTM and Knox, Parent decided again to approach the Company.

      On July 28, 1999, Mr. Yamamura, the then President and Chief Executive Officer of Parent, called Mr. Avery to discuss whether the Company might have an interest at that time in exploring a potential transaction with Parent that would combine the companies. Based on this discussion, Messrs. Avery and Yamamura agreed to undertake more extensive discussions and have representatives of the Company meet with Parent's financial advisors.

      On August 5, 1999, at Mr. Yamamura's request, Mr. Avery and William B. Ford, the Vice President and Chief Financial Officer of the Company, met with representatives of Parent's financial advisor. At this meeting, Parent's financial advisor explained to Messrs. Avery and Ford, Parent's desire to combine the two companies as part of Parent's global acquisition strategy. On behalf of Parent, its financial advisor at this meeting proposed an acquisition of the Company by Parent in a transaction in which the shareholders of the Company would receive an aggregate of $35 million (or approximately $6.00 per share) in cash. The proposal was subject to various conditions, including a satisfactory due diligence investigation of the Company, negotiation of definitive documentation acceptable to both companies and the approval of the Boards of Directors of both companies.

      On August 16, 1999, the Company and Parent entered into a Confidentiality Agreement to permit the exchange of confidential information between the parties for the purpose of evaluating the merits of a potential transaction between the companies. The Confidentiality Agreement also provided that, with certain exceptions, until the date that is two years from the date of the Confidentiality Agreement, neither Parent nor any of its representatives would, among other things, acquire any securities of the Company or seek to effect a tender offer, merger or other business combination transaction involving the Company. Pursuant to the Confidentiality Agreement, the Company thereafter provided Parent and its financial advisors and legal counsel with certain information concerning the Company's business, operations and financial condition.

      On August 23, 1999, Messrs. Avery and Yamamura met to continue discussions concerning a potential transaction following a review by Parent of the information provided to Parent by the Company. Mr. Yamamura affirmed Parent's desire to proceed with an acquisition of the Company at an aggregate cash purchase price of $35 million. Parent, with its representatives, conducted a due diligence review of the Company from September 8, 1999 through September 24, 1999 in Nashua, New Hampshire. At the same time, Parent, along with its legal representative and BTM and Knox, negotiated the specific terms of the Merger Agreement with the Company.

      On August 31, 1999, the Company Board held a meeting to discuss Parent's proposal to acquire the Company for an aggregate cash purchase price of $35 million. At this meeting, the Company Board discussed the Company's current business plan in view of Parent's all cash proposal, which would provide the Company's shareholders' with full liquidity for their investment at a price significantly greater than the recent trading price of the Company's stock. The Company Board also discussed management's discussions with a potential strategic partner ("Company A") that had expressed an interest in exploring a possible acquisition of the Company. Mr. Avery informed the Company Board that representatives of Company A had informed him that Company A was no longer interested in pursuing a possible acquisition of the Company because Company A had concluded that certain business lines of the Company were not a strategic fit with Company A's businesses. Following these discussions, the Company Board authorized management to continue discussions with Parent concerning a potential transaction with the objective of obtaining a higher price and other favorable terms. The Company Board also authorized management to seek bids from various financial advisors for the purpose of engaging a financial advisor to evaluate the fairness from a financial point of view of the consideration to be received by the Company's shareholders in any transaction that might be considered by the Company Board. In addition, the Company Board authorized management to continue to pursue other potential bidders through The Bigelow Company, an investment banking concern familiar with the Company's industry ("Bigelow").

      Following the meeting of the Company Board on August 31, 1999, Parent, its financial advisors and the Company continued discussions concerning a potential acquisition of the Company by Parent, and, in particular, the amount of the cash purchase price. After further negotiations between the parties, Parent increased its proposed cash purchase price to $6.25 per share. In addition, the parties began negotiating the terms of a draft merger agreement prepared by Parent's legal counsel and the arrangements for senior management of the Company following the completion of a transaction.

      During this period, the Company, with the assistance of Bigelow, contacted several other potential strategic partners to determine whether such parties might have an interest in pursuing a transaction with the Company. The Company also received bids from various investment banking firms to evaluate the fairness from a financial point of view of the consideration to be received by the Company's shareholders in any proposed transaction involving the Company. Following the receipt of such bids, the Company retained Advest, Inc. ("Advest") to advise the Company with respect to such matters.

      On September 9, 1999, the Company Board met to discuss the status of negotiations with Parent, including the price and other proposed terms. At this meeting, Mr. Avery informed the Company Board that Parent had increased its proposed cash purchase price from $6.00 per share to $6.25 per share. Management also updated the Company Board on the progress being made by Bigelow to solicit indications of interest from other potential strategic partners. The Company Board then engaged in a discussion concerning the Company's current business plan in view of Parent's latest proposal. Following this discussion, the Board instructed management to continue negotiations of the terms of the proposed transaction with Parent and to continue pursuing other indications of interest.

      On September 21, 1999, Bigelow received a preliminary indication of interest from another company ("Company B") within the industries in which the Company operates. In its preliminary indication of interest, Company B expressed a willingness to acquire the Company for an aggregate cash purchase price of not more than $30 million. Management of the Company instructed Bigelow to inform Company B that it would have to significantly increase its proposed purchase price for the Company to continue to explore a potential transaction with Company B.

      On September 28, 1999, representatives of Company B met with Messrs. Avery and Ford and other representatives of the Company to discuss the strategic fit of the Company and Company B, although no new proposal by Company B resulted from that meeting.

      On September 29, 1999, Mr. Avery received a telephone call from a representative of another company ("Company C") within the industries in which the Company operates expressing an interest in exploring a potential transaction with the Company. Following a discussion, Mr. Avery and the representative from Company C agreed that representatives from Company C should meet in person with Messrs. Avery and Ford to further discuss Company C's interest. Bigelow also informed Mr. Avery the same day that Company B had decided not to pursue a transaction with the Company.

      On September 30, 1999, Messrs. Avery and Ford and other representatives of the Company met with representatives from another company ("Company D") within the industries in which the Company operates expressing an interest in exploring a potential transaction with the Company.

      On September 30, 1999, the Company Board held a meeting to discuss the status of negotiations with Parent and the Company's and Bigelow's efforts to solicit additional indications of interest. At this meeting, the Company Board discussed the terms of the draft merger agreement proposed by Parent, including the scope of the Company's ability to terminate the merger agreement to accept a more favorable transaction. Messrs. Avery and Ford also updated the Company Board on the status of the discussions with Company A, Company B, Company C and Company D.

      On October 1, 1999, Bigelow informed Mr. Avery that Company D had decided not to pursue a transaction with the Company.

      On October 4, 1999, representatives of Company C met with Messrs. Avery and Ford and other representatives of the Company to discuss Company C's interest in pursuing a potential transaction with the Company. Following this meeting, on October 5, 1999 Mr. Avery received a telephone call from a representative of Company C informing him that Company C had decided not to continue discussions with the Company concerning a possible transaction.

      On October 5, 1999, Mr. Avery met with Mr. Yamamura in Manchester, New Hampshire to discuss, among other things, employee matters, including his and Mr. Ford's role with the Company following completion of the proposed transaction.

      On October 6, 1999, the Company Board held a meeting at which Mr. Avery again reported on management's discussions with Company A, Company B, Company C and Company D. The Company Board also discussed the status of negotiations with Parent and the terms of the proposed transaction, including the purchase price. At the meeting, the Company's legal counsel described the current terms of the draft merger agreement and the Company Board discussed certain of them at length.

      Following the October 6 meeting of the Company Board and throughout the week of October 11, 1999, the parties continued negotiating the terms of the draft merger agreement. As a result of these negotiations, Parent indicated that it was willing to agree to a purchase price of $6.50 per share if the parties could agree on the other unresolved terms of the draft merger agreement and related documentation.

      On October 14, 1999, the Company Board met to consider the approval of the Merger Agreement and the transactions contemplated thereby. At that meeting, Messrs. Avery and Ford, together with the Company's legal counsel, updated the Company Board on the status of negotiations with Parent. Messrs. Avery and Ford updated the Company Board on the key issues under discussion and the relative positions of the parties with respect to such issues. The Company's legal counsel reviewed for the Company Board the terms of the Merger Agreement and the agreements with Messrs. Avery and Ford governing their involvement with the Company following completion of the transaction. In addition, Advest gave a presentation to the Company Board concerning the fairness, from a financial point of view, of the cash consideration to be received by the shareholders of the Company in the transaction. Following this presentation, Advest delivered its opinion to the effect that, as of the date of such opinion, the cash consideration of $6.50 per share to be received by the Company's shareholders in the transaction was fair, from a financial point of view, to the Company and its shareholders. The Company Board, after considering the terms of the Merger Agreement and after discussing and considering the analyses and opinion of Advest, determined that the Offer and the Merger were fair to and in the best interests of the Company and its shareholders, recommended that all shareholders tender their shares pursuant to the Offer, and authorized management to complete negotiations of, and execute, the Merger Agreement and related agreements. Preparation of final  version of the Merger  Agreement  and related  agreements continued through the evening of October 19, 1999 and into the morning of October 20, 1999. Early in the morning of October 20, 1999, the Company, Parent and Purchaser executed the Merger Agreement and issued a joint public announcement of the transaction.

      In reaching its determination regarding the transaction, the Company Board considered a number of factors, including, without limitation, the following:

                     (i)    The   Company's   business,    assets,   management,
                            strategic   objectives,   competitive  position  and
                            prospects.

                     (ii) The Company's historical financial information and projected financial results, including those set forth in the strategic plans developed annually by the Company and management's most recent projections.

                     (iii) Historical market prices and trading information with respect to the shares of Common Stock and a comparison of these market prices and trading information with those of selected publicly-held companies operating in industries similar to that of the Company and the various price to earnings multiples at which the shares of Common Stock and the securities of these other companies trade.

                     (iv) A financial analysis of the valuation of the Company under various methodologies, including a discounted cash flow analysis, a selected comparable public companies analysis and a selected comparable transactions analysis.

                     (v) The prices and forms of consideration paid in selected recent comparable acquisition transactions, and the fact that the price to be paid under the Merger Agreement to holders of the shares of Common Stock compares favorably to the prices paid in other recent acquisition transactions of companies in similar industries.

                     (vi) The fact that the $6.50 per share price to be paid in the Offer and the Merger represents (A) a premium of 79% over $3.625, the closing price of a share of Common Stock on the Nasdaq National Market on October 13, 1999, and (B) a premium of 65% over $3.942, the sixty day average of the closing price of a share of Common Stock as of October 13, 1999.

                     (vii) The terms and conditions of the Merger Agreement, including the "all cash" nature of the transaction and the fact that (A) the Offer and Merger are not subject to a financing condition, (B) Parent and the Purchaser have agreed that shares of Common Stock not purchased in the Offer will receive pursuant to the Merger the same form and amount of consideration as the shares of Common Stock purchased in the Offer, and (C) the Company, under certain circumstances and subject to certain conditions (including the payment of liquidated damages to Parent) may terminate the Merger Agreement in order to execute an agreement with a third party providing for the acquisition of the Company on terms more favorable to the Company's shareholders than the Offer and the Merger.

                     (viii) The  opinion of  Advest,  delivered  to the  Company
                            Board on October 14, 1999, that as of such date, and based upon and subject to the limitations set forth therein, the cash consideration of $6.50 per share to be received by the

                            Company's shareholders in the transaction was fair, from a financial point of view, to the Company and its shareholders.

      In view of the wide variety of factors considered by the Company Board, the Company Board did not find it practicable to, and did not assign relative weights to the factors set forth above. Rather, the Company Board reached its determination based on the totality of the circumstances and the advice presented to it by its financial and legal advisors.

      In analyzing the Offer and the Merger, the Company's management and the Company Board were assisted and advised by representatives of Advest and the Company's legal counsel, who reviewed various financial, legal and other considerations in addition to the terms of the Merger Agreement. Shareholders are urged to, and should, read such opinion carefully and in its entirety. The opinion was provided for the information and assistance of the Company Board in connection with its consideration of the Offer and the Merger. Such opinion addresses only the fairness from a financial point of view of the consideration to be received by the shareholders of the Company in the Offer and the Merger and does not constitute a recommendation to any shareholder as to whether to tender shares in the Offer or to vote in favor of the Merger.

MERGER AGREEMENT

      The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase. Capitalized terms used but not defined in this summary of the Merger Agreement have the meanings given to such terms in the Merger Agreement.

      THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as legally permitted after the expiration of the Offer. The Merger Agreement provides that, without the prior written consent of the Company, neither the Purchaser nor Parent may decrease the Offer Price, decrease the minimum number of Shares sought to be purchased in the Offer, or amend or impose conditions to the Offer in addition to those set forth in Annex A to the Merger Agreement. The Purchaser shall, on the terms of and subject to the prior satisfaction or waiver of the conditions of the Offer and as soon as practicable after it is legally permitted to do so under applicable law after expiration of the Offer, accept for payment and pay for the Shares validly tendered and not withdrawn. Notwithstanding, the foregoing, if on the initial Expiration Date, (which is 20 business days after the Offer is commenced) all conditions of the Offer shall have been satisfied or waived other than the Minimum Condition, the Purchaser shall extend the Expiration Date to the date that is ten business days immediately following such initial Expiration Date. In addition, and notwithstanding the foregoing but subject to Section 8.1 of the Merger Agreement, if on such initial Expiration Date or any other Expiration Date the applicable waiting period (and any extension thereof) under the HSR Act in respect to the Offer shall not have expired or been terminated and all other conditions to the Offer shall have been satisfied or waived, the Purchaser shall be required to extend the Expiration Date until such waiting period shall have expired or been terminated.

      BOARD OF DIRECTORS. Promptly upon the purchase of Shares by the Purchaser and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the number of directors which is the product of (i) the total number of directors on the Company Board (giving effect to the directors designated by the Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser following such purchase bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company including increasing the size of its Board or securing the resignations of such number of its incumbent directors, or both, provided that the number of directors constituting the Company Board shall be no less than five. At such time, the Company shall use its best efforts to cause persons designated by the Purchaser to constitute the same percentage as is on the Company Board of each committee of the Company Board, each board of directors of each of the Company Subsidiaries (as hereinafter defined) and each committee of such board, in each case to the extent permitted by law. Notwithstanding the foregoing, in the event that the Purchaser's designees are elected to the Company Board, until the Effective Time, the Company shall have at least two independent directors. In the Merger Agreement, the Company has agreed to promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement, including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser's designees to be elected to the Company Board. The Purchaser or Parent will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. As used herein, "Company Subsidiary or Company Subsidiaries" shall mean all of the operational subsidiaries of the Company through which the Company currently conducts its businesses or has conducted its businesses during the two years preceding the date of the Merger Agreement.

      THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the MBCL, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). The Merger shall be effected by the filing at the time of Closing of properly executed Articles of Merger, or other appropriate documents with the Secretary of State of The Commonwealth of Massachusetts.

      The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Purchaser, the Company or the holder of Shares and except as otherwise provided in the Merger Agreement with respect to Shares as to which appraisal rights have been exercised, the Shares will be converted into the right to receive $6.50 in cash, without interest thereon, as soon as is reasonably practicable upon surrender of the certificate(s) formerly representing such Shares (other than any Shares owned by the Purchaser or by any affiliate of the Purchaser or Shares in the treasury of the Company, or in the treasury of any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto). At the Effective Time, all shares of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one-thousand (1,000) validly issued, fully paid and nonassessable shares of common stock, par value $.004 per share, of the Surviving Corporation.

      OPTIONS  AND  WARRANTS;  STOCK  PLANS.  Each option or warrant to purchase
Shares held by an employee, officer or director of the Company and other eligible holders that is outstanding immediately prior to the Acceptance Date, whether or not then vested or exercisable, shall, as of the Acceptance Date, be cancelled in exchange for a single lump sum cash payment equal to the product of
(1) the number of Shares subject to such option or warrant and (2) the excess, if any, of the Offer Price over the exercise price per share of such option or warrant, subject to any required withholding of taxes, provided that the warrants may only be cancelled with the consent of the holders of such warrants. Prior to the Acceptance Date and through the Effective Time, if necessary, the Company has agreed to use all reasonable efforts to (i) obtain consents from appropriate holders of warrants and (ii) make any amendments to the terms of such options, warrants or the compensation plans or arrangements related thereto that are necessary to give effect to the transactions contemplated above. Notwithstanding any foregoing provision, payment may be withheld in respect of any warrant or stock appreciation right ("SAR") until necessary or appropriate consents are obtained.

      The Merger Agreement provides that the Articles of Organization of the Purchaser, as in effect immediately prior to the Effective Time, will be the Articles of Organization of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law. The By-Laws of the Purchaser in effect at the Effective Time will be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law.

      VOTE REQUIRED TO APPROVE THE MERGER. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser or its permitted assignee pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company and Parent will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a definitive proxy statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and cause such Proxy Statement to be mailed to the shareholders of the Company, provided that no amendment or supplement to the Proxy Statement will be made without the approval of the Company and the Parent, which approval will not be unreasonably withheld. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. The Parent and the Purchaser have agreed to vote or use its reasonable best efforts to cause all of the Shares owned beneficially or of record by them and their affiliates as of the record date for the Special Meeting in favor of the Merger at the Special Meeting.

      CONDITIONS TO THE MERGER. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to the satisfaction, at or before the Effective Time, of certain conditions, including: (i) the shareholders of the Company shall have duly approved the Merger and the transactions contemplated by the Merger Agreement; (ii) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (iii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger, provided however, that the Company, the Parent and the Purchaser shall have used their best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered; (iv) all authorizations, approvals or consents required to permit the Merger shall have been obtained and are in full force and effect; and (v) the Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer and such Shares will satisfy the Minimum Condition to the Offer.

      REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations of the parties thereto, including representations by the Company as to, among other things, (i) organization; (ii) capitalization; (iii) authorization and validity of the Merger Agreement and necessary action; (iv) consents and approvals; (v) Commission reports and financial statements; (vi) undisclosed liabilities; (vii) absence of certain changes; (viii) disclosure documents; (ix) employee benefit plans and ERISA (as defined in the Merger Agreement); (x) litigation; (xi) compliance with applicable laws; (xii) taxes;
(xiii) real property; (xiv) intellectual property; (xv) contracts; (xvi) environmental laws and regulations; (xvii) labor matters; (xviii) brokers or finders; (xix) opinion of financial advisors; (xx) Board recommendation; (xxi) insurance; (xxii) permits; (xxiii) customer relationships and warranties; and
(xxiv) year 2000.

      COVENANTS. Pursuant to the Merger Agreement, the Company has covenanted that, the Company shall use its reasonable best efforts to, and shall cause each of the Company Subsidiaries to use its reasonable best efforts to, conduct its operations in the ordinary and usual course of business consistent with past practice and use all reasonable efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by the Merger Agreement or as required by applicable law, rule or regulation prior to the Effective Time, without the consent of the Purchaser, which consent shall not be unreasonably withheld, the Company will not, and will cause each of the Company Subsidiaries not to: (a) amend or propose to amend their respective charters or bylaws; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for dividends and distributions paid by Company Subsidiaries to other Company Subsidiaries or to the Company; (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants dividend entitlement rights, or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or stock appreciation rights ("SARs")), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date of the Merger Agreement; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice or otherwise pursuant to credit facilities as disclosed as part of the Merger Agreement; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or
(y) long-term debt other than as required by governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees except for (i) normal salary increases and merit bonuses, (ii) arrangements in connection with employee transfers or (iii) agreements with new employees, in each case, in the ordinary course of business and consistent with past practice; or agree or implement an across the board increase in employee compensation except in the ordinary course of business consistent with past practice; (d) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, healthcare, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof; (e) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (f) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company incurred in the ordinary course of business consistent with past practice; (g) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice (provided, that such purchases and/or expenditures shall, individually, be no more than $50,000, and, in the aggregate, be no more than $250,000); or (h) except as otherwise permitted in the Merger Agreement, take or agree to take any of the foregoing actions or any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue, or in any of the conditions to the Merger Agreement set forth in the Merger Agreement not being satisfied.

      NO SOLICITATIONS. The Company has agreed that it will not, and will use its best efforts to cause any officers, directors, employees and investment bankers, attorneys or other agents retained by the Company or any of the Company Subsidiaries not to, (i) initiate or solicit, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as hereinafter defined), or
(ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in the Merger Agreement, the Company, and its officers, directors, investment bankers, attorneys or agents, may: (a) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if either: (1) the Board determines in good faith, after consultation with its financial advisor, that such third party is reasonably likely to submit an Acquisition Proposal, which is a Superior Proposal (as hereinafter defined), or
(2) the Board determines in good faith, based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information may be inconsistent with the Board's fiduciary duties under applicable law, or (b) following receipt of an Acquisition Proposal, disclose to its shareholders the Company's position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or otherwise make any other necessary disclosure to its shareholders related to an Acquisition Proposal.

      The Company has agreed that, as of the date of the Merger Agreement, it shall immediately cease and cause to be terminated any discussions or negotiations with any parties (other than the Purchaser and Parent) conducted heretofore with respect to any of the foregoing. The Company has agreed not to release any third party from any confidentiality or standstill agreement to which the Company is a party provided, however, that the Company can release any third party from any such standstill agreement if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to so release such party from the standstill agreement may be inconsistent with the Board's fiduciary duties under applicable law. The Company also has agreed that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Parent. As used herein, "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a 51 percent or greater equity interest in the Company or (ii) all or substantially all of the business or assets of the Company (other than the transactions contemplated by the Merger Agreement). As used herein, "Superior Proposal" means any Acquisition Proposal which the Board, by resolution duly adopted determines, after consultation with its financial advisor, to be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement.

      TERMINATION; FEES AND EXPENSES. The Merger Agreement provides that it may be terminated and the Offer (if not then already consummated) and/or the Merger may be abandoned at any time (the "Termination Date") prior to the Effective Time, whether before or after shareholder approval thereof: (a) by mutual consent of the Company, Parent and the Purchaser; (b) by either of the Company, on the one hand, or Parent and the Purchaser, on the other hand: (i) if, without any material breach by the terminating party of its obligations under the Merger Agreement, the Purchaser or its permitted assignees shall not have purchased Shares pursuant to the Offer on or prior to 60 days after the commencement of the Offer, provided, however, that neither the Purchaser, Parent nor the Company shall terminate the Merger Agreement prior to February 29, 2000, if all conditions to the Offer set forth on Annex A to the Merger Agreement have been satisfied or, to the extent permitted, waived, except that Shares shall not have been purchased by the Purchaser by reason of any applicable waiting period under the HSR Act in respect to the Offer not having expired or been terminated; (ii) if there shall have been issued an order, decree or ruling or taken any other action (which order, decree ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking termination shall have complied fully with its obligations under Section 6.9 of the Merger Agreement, or (iii) if the Minimum Condition shall not have been satisfied, in which case neither the Parent, the Purchaser nor any of their affiliates shall be permitted to accept for payment or pay for any Shares unless and until the Company shall have provided the Purchaser with written notice stating that the Company is not exercising its right to terminate the Merger Agreement pursuant to its terms; (c) by the Company: (i) if the Board shall have
(A) withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of the Merger Agreement, or the Merger and (B) either
(x) determined in good faith, after consultation with its financial advisor, that a third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal, or (y) determined in good faith, upon the advice of outside legal counsel, that the failure to take such action as set forth in the preceding clause (A) may be inconsistent with the Board's fiduciary duties under applicable law; or (ii) if Parent or the Purchaser (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or (y) breaches its representations and warranties in any material respect and such breach would have a Parent Material Adverse Effect, in such case in connection with the termination of the Merger Agreement after the Acceptance Date such that the conditions set forth in
Section 7.1 of the Merger Agreement would not be satisfied; provided, however, that after the Acceptance Date if any such breach is curable by the breaching party, the Company may terminate the Merger Agreement pursuant to such agreement only after the passage of 30 days from the written notification to Parent and the Purchaser by the Company of the breach, and provided further that such breach has not been cured within the 30 day period, provided, however, that the Termination Date shall be delayed to give the breaching party the opportunity to cure during the 30 day period; (d) by Parent and the Purchaser: (i) if the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or (y) breaches its representations and warranties and such breach would have a Company Material Adverse Effect, in each case such that the conditions set forth in the Merger Agreement would not be satisfied; provided, however, that after the Acceptance Date if any such breach is curable by the Company, then Parent or Purchaser may terminate the Merger Agreement pursuant to the Merger Agreement only after the passage of 30 days from the written notification to the Company by Parent or the Purchaser of the breach, and provided further that such breach has not been cured within the 30 day period, provided, however that the Termination Date shall be delayed to give the breaching party the opportunity to cure during the 30 day period; (ii) if the Board shall have withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of the Merger Agreement, or the Merger or shall have recommended an Acquisition Proposal involving the Company or shall have executed an agreement in principal or definitive agreement relating to an Acquisition Proposal involving the Company or similar business combination with a person or entity other than Purchaser or its affiliates (or the Board resolves to do any of the foregoing) provided, however, that prior to terminating the Merger Agreement as a result of a third party Acquisition Proposal, the Company shall give Purchaser telephonic notice of at least forty-eight hours in advance of such termination; (iii) if for any five consecutive trading days prior to the Effective Time, the Dow Jones Industrial Average shall be less than 6,500 on each of such days; or (iv) if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A to the Merger Agreement, the Purchaser shall have failed to commence the Offer on or prior to five days following the initial public announcement of the Merger Agreement. As used herein, "Company Material Adverse Effect" shall mean a material adverse effect on the current business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, and "Parent Material Adverse Effect" shall mean a material adverse effect on the current business, results of operations or financial condition of the Parent and its subsidiaries, taken as a whole.

      In the event of the termination of the Merger Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision thereof pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, the Purchaser and the Company, the obligations pursuant to the Merger Agreement. Nothing contained in the Merger Agreement shall relieve Parent, the Purchaser or the Company from liability for fraud or willful breach of the Merger Agreement.

      If the Merger Agreement is terminated by the Company pursuant to clause (c)(i) above or by Parent and the Purchaser pursuant to clause (d)(ii) above, the Company shall pay to Purchaser a fee of $3,000,000 in cash.

      EMPLOYEE BENEFITS. The Merger Agreement provides that the Parent will cause the Surviving Corporation to honor all obligations under the Company's current employment and severance agreements and the Company's general severance policy. The Merger Agreement further provides that for a period of one year following the Effective Time, the Company's employees will continue to participate in the Company's benefit plans (other than stock option or stock purchase plans) on substantially similar terms to those in effect at the time the Merger Agreement was executed and that following such period, the Company and any of the Company Subsidiaries and successors shall provide their employees with employment benefits substantially similar in the aggregate to the benefits they received prior to the Effective Time.

      INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. For a period of six years from the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of the Merger Agreement (except for Ronald Moskowitz and Jan R. Kirk), or any person who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company

Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of the Merger Agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, the Company, Purchaser and Parent agree to cooperate and use their reasonable best efforts to defend against and respond thereto. The Company shall indemnify and hold harmless, and after the Effective Time, Surviving Corporation and Purchaser shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement ("Losses") in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time).

      Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after the Effective Time, the Company, the Surviving Corporation and the Purchaser shall advance to such Indemnified Party its legal and other expenses, subject to the provision that the Parent and/or the Purchaser may require an unsecured undertaking from the Indemnified Parties to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. The Indemnified Parties shall retain Goodwin, Procter & Hoar LLP (provided that no policy for D&O Insurance, as defined below, requires that counsel be chosen from an approved list, or if any such policy requires counsel to be chosen from an approved list, Goodwin, Procter & Hoar LLP is so named on the approved list) or other counsel to represent them in such matter, provided that such choice of other counsel is consented to by Purchaser or the Surviving Corporation (and/or the applicable insurance carriers), and which consent shall not be unreasonably withheld, and the Company, and the Surviving Corporation and Purchaser after the Effective Time, shall pay all reasonable fees and expenses of such counsel within 30 days after statements therefor are received. The Company, the Surviving Corporation and Purchaser will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Corporation or Purchaser shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Merger Sub shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated in the Merger Agreement is prohibited by applicable law.

      Notwithstanding the foregoing, any payment for indemnification shall be limited to a maximum of $20,000,000. For a period of two years from the Effective Time, Parent shall be responsible for such indemnification up to an aggregate $10,000,000, subject to the terms and restrictions contained in the Merger Agreement. In the event that after the Effective Time an Indemnified Party does not receive payment for any Losses from the Surviving Corporation or the carrier(s) of the D&O Insurance, as defined below, within ninety (90) days after the giving of an indemnification notice, Parent shall be obligated to pay to such Indemnified Party an amount or amounts equal to such Losses (subject to the $10,000,000 limit described above for all Losses incurred by the Indemnified Parties).

      The Merger Agreement provides that prior to the Effective Time the Company shall purchase extended reporting period endorsement of not less than $20,000,000 under the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time. To the extent the Company, Purchaser and/or Parent advances or pays any expenses or damages related to a Claim in advance of any reimbursement by an insurance carrier, the Company, Purchaser and/or Parent shall be entitled to any such reimbursement by such insurance carrier; and in the event of any claim against an insurance carrier for reimbursement for or payment of any of said expenses or damages, Company, Purchaser and/or Parent shall have the right to proceed against such carrier on behalf of themselves and the Indemnified Parties.

      Parent, the Purchaser and the Company have also agreed that in the event Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be  made  so  that  the  successors  and  assigns  of  Parent  or the  Surviving
Corporation,   as  the  case  may  be,  shall  assume  the  foregoing  indemnity obligations.

      AGREEMENT WITH PAUL F. AVERY, JR. In connection with the Offer and the Merger, the Company, the Purchaser, Parent and Mr. Avery agreed, subject to certain modifications described below, that effective upon the acceptance for payment by the Purchaser or an affiliate thereof of the Shares tendered pursuant to the Offer (the date on which such acceptance occurs being referred to as the "Acceptance Date"), Mr. Avery's employment with the Company will terminate and that Mr. Avery will serve as a consultant and advisor to the Company pursuant to the terms of a consulting agreement (the "Avery Consulting Agreement"). The Avery Consulting Agreement will commence as of the Acceptance Date and will continue for a period of three years. Under the Avery Consulting Agreement, the parties agreed that, in addition to the consulting fee of $10,000 per month, the Company will pay Mr. Avery $250,000 on the Acceptance Date (or, at Mr. Avery's option, over the three-year term on a weekly basis) and an additional $50,000 per annum advisory fee for so long as Mr. Avery is retained by the Company to provide advisory services. In addition, the Company will be required to maintain insurance on Mr. Avery's life in an amount of $1,000,000, payable as directed by Mr. Avery, for two years.

      The foregoing description of certain terms and provisions of the Avery Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, a copy of which is filed with the Schedule 14D-1 as Exhibit (c)(3), and is incorporated herein by reference.

      AGREEMENT WITH WILLIAM B. FORD. In connection with the Offer and the Merger, the Company, Parent and Mr. Ford have entered into an Employment Agreement (the "New Ford Employment Agreement") which becomes effective only if the Purchaser or an affiliate thereof accepts for payment Shares tendered pursuant to the Offer. Under the New Ford Employment Agreement, the parties agreed that Mr. Ford's employment with the Company pursuant to the Employment Agreement dated as of September 23, 1996 will be terminated effective as of the Acceptance Date. The New Ford Employment Agreement will be effective from the Acceptance Date until March 31, 2000 and provides that Mr. Ford will continue to serve the Company in an executive capacity. Under the New Ford Employment Agreement, Mr. Ford will receive a payment of $45,000 on the Company's first payroll date after January 1, 2000 and a further payment of $104,000 on the Company's first payroll date after January 1, 2001. Mr. Ford will also be compensated by the Company at the annual rate of $145,000, payable not less than twice a month. The parties also agreed that the consideration payable to Mr. Ford with respect to his options to purchase shares of Common Stock in connection with the Merger would be payable in installments as follows: $50,000 on January 2, 2000, and $48,750 on January 2, 2001.

      In addition, Mr. Ford will be entitled to participate in the health, welfare, retirement and other fringe benefit plans which the Company makes available to management from time to time and will be entitled to accrue vacation days at the rate of four weeks per year. Mr. Ford will be given credit under all of the Company's employee benefits and policies, including for accrued vacation time, for all services prior to the Acceptance Date. Mr. Ford will be paid upon the termination of his employment with the Company for all accrued vacation time as of the termination date in accordance with the Company's policy.

      If Mr. Ford dies or becomes disabled during the term of the New Ford Employment Agreement, Mr. Ford's employment automatically terminates and he, or his beneficiary, as the case may be, will be entitled to any earned but unpaid salary. If Mr. Ford is terminated "for cause" (as defined in the New Ford Employment Agreement), he will be entitled to any earned but unpaid salary at the date of termination and the contribution by the Company to the cost of Mr. Ford's participation in the Company's group medical and dental insurance plans as permissible under applicable law and plan terms.

      The foregoing description of certain terms and provisions of the New Ford Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, a copy of which is filed with the Schedule 14D-1 as Exhibit (c)(4), and is incorporated herein by reference.

      ACCESS TO INFORMATION. The Company has agreed that, upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford to Parent and its officers, employees, accountants, counsel, financing sources and other representatives, access, during normal business hours during the period prior to the earlier of the Effective Time or the date of termination of the Merger Agreement, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that nothing herein shall require the Company or any of the Company Subsidiaries to disclose any information to Parent if such disclosure would be in violation of applicable laws or regulations of any Governmental Entity or the provisions of any confidentiality agreement to which the Company is a party.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; OTHER MATTERS.

      The purpose of the Offer, the Merger, and the Merger Agreement is for Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer is intended to increase the likelihood that the Merger will be effected.

      PLANS FOR THE COMPANY. Parent is conducting a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, charter, bylaws, capitalization, Board, management or dividend policy, although, except as noted in this Offer to Purchase, Parent has no current plans with respect to any of such matters.

      Except as described in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any material changes in the Company's corporate structure, business or composition of its management and personnel.

      OTHER MATTERS

      SHAREHOLDER APPROVAL. Under the MBCL and the Company's Restated Articles of Organization, the affirmative vote of the holders of at least a majority of the outstanding Shares, including the Shares held by the Purchaser and its affiliates, are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

      Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the MBCL and its Restated Articles of Organization and Amended and Restated Bylaws to convene a meeting of its shareholders promptly following consummation of the Offer to consider and vote on the Merger. If the Purchaser owns a majority of the outstanding Shares, approval of the Merger can be obtained without the vote of any other shareholder of the Company.

      APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company who have not tendered their Shares may have certain rights under the MBCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares.

      Under the MBCL, shareholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Piemonte
v. New Boston Garden Corp., the Massachusetts Supreme Judicial Court approved, but did not require, that the appraisal value of stock be determined by assessing "the market value, the earnings value, and the net asset value of the stock, followed by" assigning a percentage weight to each based on the relative importance of that value to the stock in the particular circumstances.

      THE FOREGOING SUMMARY OF THE RIGHTS OF SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE RIGHTS. THE PRESENTATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MASSACHUSETTS LAW.

      RULE 13e-3. The Merger would have to comply with any applicable federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

13.   DIVIDENDS AND DISTRIBUTIONS.

      As described above, the Merger Agreement provides that the Company or the Company Subsidiaries shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants, dividend entitlement rights or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SARs), other than any such issuance pursuant to options, warrants, rights or convertible  securities  outstanding as of the date of the Merger Agreement;  or
(b) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of their capital stock or (y) long-term debt other than as required by governing instruments relating thereto.

14.   CERTAIN CONDITIONS OF THE OFFER.

      Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may (a) postpone the acceptance for payment of and payment for, Shares tendered, if (i) the Minimum Condition shall not have been satisfied as of the Expiration Date, or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the Expiration Date or (b) terminate or amend the Offer or postpone the acceptance for payment of and payment for Shares tendered if at any time on or after the date of the Merger Agreement, and prior to the Expiration Date, any of the following conditions shall exist which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment:

         (a) there  shall  have been  instituted  or be  pending  any  action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, the Purchaser or any other affiliate of Parent or the Purchaser or the consummation of any other transaction contemplated hereby or thereby, or seeking to obtain material damages in connection with any transaction contemplated hereby or thereby; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent, Purchaser or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent, Purchaser or any of their subsidiaries, or to compel the Company, Purchaser or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent, Purchaser or any of their subsidiaries, as a result of the transactions contemplated hereby; (iii) seeking to impose or confirm limitations on the ability of Parent, the

Purchaser or any other affiliate of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's Shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iv) seeking to require divestiture by the Parent, Purchaser or any other affiliate of Purchaser of any Shares; or (v) with respect to any such action or proceeding relating to the Merger Agreement, the Merger, the transactions contemplated by the Merger Agreement or the announcement thereof, which otherwise has a Company Material Adverse Effect or a Parent Material Adverse Effect; or

         (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Purchaser, the Company or any subsidiary or affiliate of the Purchaser or the Company or (ii) any transaction contemplated hereby, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

         (c) there shall have occurred after the date of the Merger Agreement any change, condition, event or development that has had a Company Material Adverse Effect, provided, however, that (i) no event, change or effect that primarily results from the Merger Agreement, the Merger, the Offer and the transactions contemplated thereby or the announcement thereof, (ii) no event, change or effect generally affecting the industries in which the Company operates, or (iii) no event, change or effect related to a general drop in stock prices in the United States resulting from political or economic turmoil, shall be deemed to cause either individually or in the aggregate a Company Material Adverse Effect; or

         (d) there shall have  occurred  after the date of the Merger  Agreement
(i) any general suspension of, trading in securities on NASDAQ for the Company for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Japan, or Canada, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Purchaser, is reasonably likely to materially adversely affect the extension of credit by banks or other lending institutions, (iv) a declaration of war or armed hostilities by either the United States or Japan or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

         (e) the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or (y) breaches its representations and warranties and such breach would have a Company Material Adverse Effect; or

         (f) the Company Board shall have withdrawn, modified or changed in any manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal involving the Company or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal involving the Company or similar business combination with a person or entity other than Parent, Purchaser or its affiliates (or the Company Board resolves to do any of the foregoing); or

         (g) the Merger Agreement shall have been terminated in accordance with its terms; or

         (h) Parent, the Purchaser and the Company shall have agreed in writing that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

      The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser and Parent, regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or Parent, in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding anything to the contrary provided in the Merger Agreement or in Annex A, neither the Parent nor the Purchaser shall be permitted to waive the Minimum Condition without the written consent of the Company.

15.   CERTAIN LEGAL MATTERS.

      Except as described in this Section 15, based on information provided by the Company, none of the Company, the Purchaser, nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and the Company Subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

         (a) State Takeover Laws. Chapters 110C, 110D and 110F of the Massachusetts General Laws (the "MGL") are generally applicable with respect to any "takeover" of a Massachusetts corporation. Chapter 110D of the MGL (the "Control Share Act") regulates "control share acquisitions," defined as the acquisition of stock in certain "issuing public corporations" organized in Massachusetts which increases the voting power of the acquiror above certain specified levels (i.e., 20%, 33 1/3% and 50%). The Control Share Act disqualifies the voting rights of Shares acquired in a "control share acquisition" unless, among other things, such acquisition is pursuant to a merger agreement to which the issuing public corporation is a party. In accordance with the provisions of Chapter 110D, on October 20, 1999, the Company's Board of Directors approved the Merger Agreement, the Offer, and the Merger and the Purchaser's and Parent's acquisition of Shares pursuant to the Offer and the Merger. Accordingly, the Control Share Act is inapplicable to the Offer and the Merger.

      Chapter 110C of the MGL (the "Take-Over Bid Statute") imposes procedural requirements in connection with certain take-over bids. A take-over bid is the acquisition or offer to acquire stock which would result in the acquiror possessing more than 10% of the voting power of any class of an issuer's stock. A take-over bid does not include, among other things, any offer which the board of directors of the issuer has consented to and approved and has recommended its stockholders accept, if the terms of such bid, including any inducements to officers or directors which are not made available to all stockholders, have been furnished to the stockholders. In accordance with the provisions of Chapter 110C, on October 20, 1999, the Company's Board of Directors approved the Merger Agreement, the Offer, and the Merger and the Purchaser's and Parent's acquisition of Shares pursuant to the Offer and the Merger. Furthermore, the Company has furnished all of the material terms of the Offer and the Merger to the stockholders in accordance with applicable disclosure requirements. Accordingly, the Take-Over Bid Statute is inapplicable to the Offer and the Merger.

      Chapter 110F and the MGL (the "Business Combination Statute") limits the ability of a Massachusetts corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 5% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." On October 20, 1999, the Company's Board of Directors approved the Merger Agreement, the Offer, and the Merger and the Purchaser's and Parent's acquisition of Shares pursuant to the Offer and the Merger. Accordingly, the Business Combination Statute is inapplicable to the Offer and the Merger.

      A number of other states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

         (b) Antitrust. The Offer and the Merger are not currently subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Accordingly, neither the Purchaser, Parent, nor the Company is required to furnish any information to the FTC or the Antitrust Division.

      If conditions change and the Offer and Merger become subject to the HSR Act, Parent and Purchaser would have to file Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer would expire at 11:59 p.m., New York City time, on the 15th day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period would expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. If the Offer and Merger become subject to the HSR Act, the Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

      The HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

      The FTC and the Antitrust Division periodically review the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See
Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

         (c) Federal Reserve Board Regulations. Regulations U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be in full compliance with the Margin Regulations.

16.   FEES AND EXPENSES.

      Knox and BTM are serving as Parent's financial advisors in connection with the Offer and the Merger. As compensation for their services, Knox and BTM will receive, or have received, the following amounts, payable in Japanese Yen equivalents, to be divided equally among Knox and BTM: (i) a non-refundable retainer fee of approximately $121,000, which has been paid by Parent, (b) a fee of approximately $700,000 payable once Parent acquires a 51% or greater interest in the Shares, and (iii) a fee of approximately $200,000 payable upon the closing of the Merger. Parent will also reimburse Knox and BTM for all reasonable out-of-pocket expenses including reasonable fees and expenses of their legal counsel, and has also agreed to indemnify Knox and BTM and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, arising out of the engagement. In the ordinary course of business, BTM and its affiliates may actively trade or hold the securities of Parent and the Company for its account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

      The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws.

      The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.   MISCELLANEOUS.

      The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

      The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the

Commission in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                           Ferrotec Acquisition, Inc.

October 26, 1999

                                   SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Ferrotec Corporation, Sumitomo Building #6, 5-24-8, Higashi Ueno, Taito-ku, Tokyo 110-0015, Japan. Unless otherwise indicated, each such person is a citizen of Japan and has held his or her present position as set forth below, or has been an executive officer at Parent, for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

NAME                                                                PRESENT PRINCIPAL OCCUPATION AND FIVE
                                                                           YEAR EMPLOYMENT HISTORY
--------------------------------------------------      --------------------------------------------------------------
Akira Yamamura                                          Mr. Yamamura has been the President and Chief Executive
                                                        Officer of Parent for more than the past five years.

Nozomu Yamamoto                                         Mr. Yamamoto was the President of SecomCad Inc. until
                                                        June 1994.  He was then appointed as Corporate Auditor of
                                                        Parent and has been employed by Parent as Director and
                                                        Senior Managing Director since that date.

Kimiyuki Kamino                                         Mr. Kamino was Chief Officer at Mitsubishi Seiko, Co.
                                                        Research and Development Center until June 1995.  He was
                                                        then appointed as Corporate Auditor of Parent and has been employed by Parent as Corporate Auditor for four years
                                                        and has been employed by Parent as Director since June
                                                        1999.

Isao                                                    Tsubaki Mr. Tsubaki was a Partner of Tohmatsu, LLP, a public accounting  firm until  January  1997 and was a principal of
                                                        Tsubaki  Accounting Firm until June 1999. Since then, he has been employed by Parent as Director.

Takeshi Arakawa                                         Mr.  Arakawa  has  been  employed  by  Parent  as  Director,
                                                        Managing  Director,  and Corporate Auditor for more than the past five years.

Shuji Mamiya                                            Mr.  Mamiya had been  employed by Parent as General  Manager until June 1999.  Since then, he has been employed by Parent as Corporate Auditor.

Koichiro Nakamoto                                       Mr. Nakamoto had been a partner of a law firm, Anderson
                                                        and Mori, LLP until June 1999.  Since then, he has been
                                                        employed by Parent as Corporate Auditor.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is Ferrotec Corporation, Sumitomo Building #6, 5-24-8, Higashi Ueno, Taito-ku, Tokyo 110-0015, Japan. Unless otherwise indicated, each such person is a citizen of Japan, and each occupation set forth opposite an individual's name refers to employment with the Purchaser.

NAME                                                                PRESENT PRINCIPAL OCCUPATION AND FIVE
                                                                           YEAR EMPLOYMENT HISTORY
--------------------------------------------------      --------------------------------------------------------------
Akira Yamamura                                          Treasurer, Clerk, and Director of Purchaser.  Mr.
                                                        Yamamura has been the President and Chief Executive
                                                        Officer of Parent for more than the past five years.

Nozomu Yamamoto                                         Director of Purchaser.  Mr. Yamamoto was the President of
                                                        SecomCad Inc. until June 1994.  He was then appointed as
                                                        Corporate Auditor of Parent and has been employed by
                                                        Parent as Director and Senior Managing Director since that date.

Richard R. Cesati, II                                   President and Director of Purchaser.  Mr. Cesati had been
                                                        President of Amalfi Associate, Inc. until July 1999 and has been employed as President of Ferrotec America since that
                                                        date.  Mr. Cesati is a citizen of the United States.

      Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

By Mail:                                          By Hand or Overnight
40 Wall Street, 46th Floor                        Delivery:
New York, NY 10005                                40 Wall Street, 46th Floor
Attn: Reorganization                              New York, NY 10005
Department                                        Attn:  Reorganization
                                                  Department

                            By Facsimile Transmission
                        (for Eligible Institutions Only):

                                 (718) 234-5001

                 Confirm Receipt of Facsimile by Telephone Only:
                                 (718) 921-8200

                              For Information Call:
                                 (718) 921-8200

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.

                                 77 Water Street
                             New York, NY 10005-4495

             Banks and Brokerage Firms call collect: (212) 269-5550

                    All others call toll-free: (800) 207-3156